Exhibit 99

Marine Products Corporation

Reports Second Quarter 2019 Financial Results

•           Record Quarterly Net Sales of $88.7 million

•           Record Quarterly Net Income of $9.4 million

•           Record Quarterly Diluted Earnings Per Share of $0.27

ATLANTA, July 24, 2019 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2019. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include Signature Cruisers, SSX and SSI Sportboats, Sunesta Sportdecks and H2O Sport and Ski & Fish Boats. The Chaparral Surf Series includes select models from the SSX, SSI, Sunesta and H2O lineups. Chaparral’s outboard offerings include OSX Sport Luxury, SunCoast Sportdecks and select H2O models. In addition, Chaparral offers jet powered boats with its Vortex Jet Boats lineup. Robalo builds outboard sport fishing boats, which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended June 30, 2019, Marine Products generated record net sales of $88,696,000, a 1.9 percent increase compared to net sales of $87,006,000 in the same period of the prior year. The increase in net sales was due to a 10.0 percent increase in average selling prices and an increase in parts and accessories sales, partially offset by a 7.6 percent decrease in the number of units sold.

Gross profit for the second quarter of 2019 was $20,424,000, a 4.9 percent increase compared to gross profit of $19,472,000 in the same period of the prior year. Gross margin as a percentage of net sales was 23.0 percent in the second quarter of 2019, compared with 22.4 percent in the second quarter of 2018. Gross margin as a percentage of net sales improved due to a more favorable model mix during the second quarter of 2019 as compared to the same period in 2018.

Operating profit for the second quarter of 2019 was $11,379,000, an increase of 2.0 percent compared with operating profit of $11,151,000 in the second quarter of last year. Selling, general and administrative expenses were $9,045,000 in the second quarter of 2019, compared with $8,321,000 in the second quarter of 2018. These expenses increased due to expenses that increase with higher sales and profitability, such as incentive compensation, as well as higher research and development expenses that support new product development. Selling, general and administrative expenses as a percentage of net sales were 10.2 percent in the second quarter of 2019 compared with 9.6 percent of net sales during the second quarter of 2018.

Net income for the second quarter of 2019 was a record $9,373,000, an increase of $383,000, or 4.3 percent, compared with net income of $8,990,000 in the second quarter of 2018. Diluted earnings per share was a record $0.27 in the second quarter of 2019, an increase of $0.01 compared to $0.26 diluted earnings per share in the second quarter of 2018. The effective tax rate for the second quarter of 2019 was 18.3 percent, a slight decrease compared to an effective tax rate of 20.0 percent for the second quarter of the prior year.

Page 2 Second Quarter 2019 Earnings Press Release

Net sales for the six months ended June 30, 2019 were $171,749,000, an increase of 4.4 percent compared to the first six months of 2018.  Net income for the six-month period was $16,842,000 or $0.49 diluted earnings per share, compared to net income of $16,599,000, or $0.48 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “A broad-based shift in our model mix during the second quarter drove average selling prices higher. Sales of our new Chaparral OSX models contributed to this shift, but higher sales of other Chaparral and Robalo models contributed to the change in average selling prices as well. The 2019 retail selling season has been strong. At the end of the quarter, our dealer inventory was slightly higher than at this time last year, but lower than at the end of the first quarter, indicating strong dealer sales to consumers during the last three months. Also, I am pleased to report that Marine Products Corporation continues to maintain industry-leading market share. For the trailing 12 months ended March 31, 2019, Chaparral’s sterndrive products continued to hold the highest market share in their size category. Robalo continued to hold the second-highest market share in its category, and the combination of Robalo and Chaparral’s outboard boats held 6.8 percent of their market for this period, the highest market share in that category.

“As we reach the end of this season, we look forward to introducing our 2020 models to our dealer network at our annual dealer conference next month. We are developing several new models which we believe will appeal to our dealers and retail customers. As always when we are planning for a new model year, we will continue to assess economic conditions and listen to our dealers to plan our upcoming production. During the second quarter of 2019 we repurchased 65,407 shares of our common stock on the open market,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 24, 2019, at 8:00 a.m. Eastern Time to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (800) 263-0877 or (323) 794-2094 for international callers, and using conference ID number 8639980. A replay will be available in the investor relations section of Marine Products’s website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Page 3 Second Quarter 2019 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements regarding our belief that the models that we are developing for the 2020 model year will appeal to our dealers and retail customers, and our ability to capitalize on opportunities to increase our market share, generate superior financial performance and build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the strength of the 2019 retail selling season, the level of demand for our smaller products, possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2018 and in Marine Products’ Quarterly Report on Form 10-Q, filed with the SEC for the quarter ended March 31, 2019.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Page 4 Second Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Period ended June 30, (Unaudited)	Second Quarter			Six Months
	2019	2018	% BETTER (WORSE)	2019	2018	% BETTER (WORSE)
Net Sales	$88,696	$87,006	1.9%	$171,749	$164,542	4.4%
Cost of Goods Sold	68,272	67,534	(1.1)	132,626	127,419	(4.1)
Gross Profit	20,424	19,472	4.9	39,123	37,123	5.4
Selling, General and Administrative Expenses	9,045	8,321	(8.7)	18,876	16,939	(11.4)
Operating Profit	11,379	11,151	2.0	20,247	20,184	0.3
Interest Income	95	85	11.8	152	118	28.8
Income Before Income Taxes	11,474	11,236	2.1	20,399	20,302	0.5
Income Tax Provision	2,101	2,246	6.5	3,557	3,703	3.9
Net Income	$9,373	$8,990	4.3%	$16,842	$16,599	1.5%

EARNINGS PER SHARE
Basic	$0.27	$0.26	3.8%	$0.49	$0.48	2.1%
Diluted	$0.27	$0.26	3.8%	$0.49	$0.48	2.1%

AVERAGE SHARES OUTSTANDING
Basic	34,090	34,561		34,166	34,584
Diluted	34,090	34,561		34,166	34,584

Page 5 Second Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At June 30, (Unaudited)	(in thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$12,967	$9,505
Marketable securities	-	5,996
Accounts receivable, net	14,752	8,522
Inventories	50,904	44,931
Income taxes receivable	122	217
Prepaid expenses and other current assets	1,389	1,493
Total current assets	80,134	70,664
Property, plant and equipment, net	15,244	14,090
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	-	12,356
Deferred income taxes	3,688	3,376
Other assets	11,015	10,674
Total assets	$113,854	$114,933

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,265	$14,606
Accrued expenses and other liabilities	16,199	15,729
Total current liabilities	25,464	30,335
Long-term pension liabilities	8,770	7,084
Other long-term liabilities	544	343
Total liabilities	34,778	37,762
Common stock	3,404	3,455
Capital in excess of par value	-	-
Retained earnings	78,220	75,646
Accumulated other comprehensive loss	(2,548)	(1,930)
Total stockholders' equity	79,076	77,171
Total liabilities and stockholders' equity	$113,854	$114,933